EXHIBIT 23.02

Consent of KPMG LLP, Independent Auditors

The Board of Directors

Netopia, Inc.:

We consent to the use of our report dated November 3, 2003, with respect to the consolidated balance sheets of Netopia, Inc. as of September 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

December 30, 2003